                                                                Exhibit 10.34

                              EMPLOYMENT AGREEMENT

         This Agreement (this "Agreement") dated as of January 1, 1996 is made by and among DESIGNER HOLDINGS, LTD., a Delaware corporation (the "Company"), CALVIN KLEIN JEANSWEAR COMPANY, a Delaware corporation (the "Subsidiary"), and ARNOLD H. SIMON (the "Executive").

                                    RECITALS

         A. The Executive is a director of the Company and of the Subsidiary and is currently employed as the President and Chief Executive Officer of the Company.

         B. The Board of Directors of the Company desires to continue the services of the Executive as President and Chief Executive Officer and desires to use its best efforts to continue the Executive as a director of the Company and desires to continue the services of the Executive as a director of the Subsidiary and to continue the employment of the Executive with the Company and to enter into an agreement embodying the terms of those continued relationships.

         C. The Executive is willing to serve as a director, President and Chief Executive Officer of the Company, is willing to serve as a director of the Subsidiary (so long as it is a subsidiary of the Company) and is willing to accept continued employment by the Company on the terms set forth herein.

         D. The Company and the Subsidiary are members of a group of affiliated enterprises which include, but are not limited to, Rio Sportswear, Inc., Jeanswear Holdings Inc., Abbeville Acquisition Company and Kaijay Acquisition Company, which enterprises together with the Company and the Subsidiary are commonly and collectively referred to in this Agreement as the "Company" unless otherwise required by the specific context of a particular provision hereof, provided that such entities shall not be included in the definition of "Company" from and after the date they cease to be direct or indirect subsidiaries of Designer Holdings, Ltd.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Company, the Subsidiary and the Executive hereby agree as follows:

         1. DEFINITIONS.

                  1.1 "Affiliate" means any Person controlling, controlled by or under common control with the Company provided however, that the term Affiliate shall not include Charterhouse Group International, Inc. or any Person controlling, controlled by or under common control with Charterhouse Group International, Inc.

                  1.2 "Board" means the Board of Directors of the Company and/or the Subsidiary.

                  1.3 "Cause" means (a) the Executive is convicted of or pleads guilty to a felony involving dishonesty as against the Company or the Subsidiary, (b) the Executive is convicted of a felony not involving the Company, and after exhausting all rights of appeal, is obligated to serve ten
(10) or more days in prison or pay a fine of more than Five Hundred Thousand ($500,000) Dollars, or (c) the Executive, in carrying out the Executive's duties and responsibilities under this Agreement, is guilty of gross neglect or gross misconduct resulting, in either case, in material economic harm to the Company and/or the Subsidiary, unless such act, or failure to act, was reasonably believed by the Executive in good faith, using reasonable judgment under the circumstances, to be in the best interests of the Company and/or the Subsidiary.

                  1.4 "Date of Termination" means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 6.6) is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of "Date of Termination" shall affect any of the cure rights provided to the Executive or the Company in this Agreement).

                  1.5 "Disability" means the Executive's inability to render, for a period of six consecutive months, services hereunder. In no event shall the Executive be considered disabled for the purposes of this Agreement unless the Executive is deemed disabled pursuant to both the Company's regular long-term disability plan and any Special LTD Policy.

                  1.6 "Adjusted EBITDA" means for any fiscal year the sum of (a) the net income including royalty income of the Consolidated Company for such fiscal year as determined in accordance with GAAP except as specifically noted below in this definition, (b) taxes in respect of income, (c) interest for money borrowed, (d) depreciation, (e) amortization and (f) factoring fees, charges and expenses, provided that (i) the following shall be excluded from Adjusted
EBITDA: (A) extraordinary items (whether extraordinary gains or extraordinary losses), (B) gains and losses from financing transactions and (C) gains and losses from the sale or other disposition of material assets (other than inventory) outside of the ordinary course of business; and (ii) to the extent that, in connection with or otherwise related to the performance of a material arrangement with a new licensor entered into at any time after January 1, 1996, in the year such license arrangement is entered into the revenues, if any, associated with such license are exceeded by the costs and expenses (including general and administrative expenses related thereto) associated with such license (thereby resulting in a net reduction in Adjusted EBITDA), such net reduction shall be (A) excluded when calculating

Adjusted EBITDA for such fiscal year and (B) included when calculating Adjusted EBITDA for the next fiscal year provided further that there shall be no such exclusion pursuant to clause (A) in the fiscal year ended December 31, 1998. It is understood and agreed that there shall be an appropriate calculation so that the amount of any bonus payable in respect of any fiscal year pursuant to
Section 5.2 shall reduce the Adjusted EBITDA in the manner provided for in the next to last sentence of Section 5.2. For purposes of this Section 1.6, as well as Sections 5.2, 6.1(c), 6.2(b), and 6.3(b), the term Consolidated Company shall mean the Company, the Subsidiary and any other subsidiary or other Affiliate of the Company, the results of the fiscal operations of which are included in the Company's consolidated net income statement, and "GAAP" shall mean generally accepted accounting principles as such are applied in the United States of America on the Commencement Date (as hereinafter defined in Section 3).

                  1.7 "Good Reason" means and shall be deemed to exist if (a) without the Executive's express prior written consent, the Executive is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive's titles or positions, as set forth and described in Article 4 of this Agreement; (b) without the Executive's express prior written consent, the Executive suffers in any material respect a reduction in the duties, responsibilities or effective authority associated with Executive's titles and positions as set forth and described in Article 4 of this Agreement; (c) without the Executive's express prior written consent, the Executive is not appointed to and/or elected to, or is removed from, the offices or positions provided for in Section 4.1 of this Agreement (whether or not the Company uses its best efforts to cause the Executive to be elected as a director of the Company); (d) the Company or the Subsidiary fails to substantially perform or otherwise substantially breaches any material term or provision of this Agreement; (e) without the Executive's express prior written consent, and except as provided in Section 5.2 hereof, the Executive's compensation under this Agreement is decreased, or the Executive's benefits under employee benefit or health or welfare plans or programs of the Company or the Subsidiary are in the aggregate materially decreased; (f) the Company's or Subsidiary's principal office or the Executive's own office location is relocated to a location more than thirty (30) miles from the location at which the Executive was based immediately prior to the execution of this Agreement; (g) the Company or the Subsidiary fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section
12.2 of this Agreement; (h) the Company fails to use reasonable efforts to maintain, or cause to be maintained, directors and officers liability insurance coverage for the Executive as provided in Section 13.10 of this Agreement; (i) the Company or the Subsidiary purports to terminate the Executive's employment for Cause and the Company or the Subsidiary, as applicable, is not entitled to terminate this Agreement for Cause; (j) a majority of Additional Board Members of either Board shall consist of persons whose election or appointment was not approved in writing by the Executive; "Additional Board Members" means members of the Board excluding the four members of each Board on the Effective Date; (k) there shall occur (i) any liquidation of the Company or the Subsidiary, either or both, or the sale of substantially all of the assets of the Company and the Subsidiary taken as a whole, or (ii) any merger, consolidation or other business combination of the Company or the Subsidiary (a "Transaction") or any combination of any such Transactions, other than a Transaction (A) involving only the Company and the Subsidiary, or (B) immediately after which the stockholders of the Company who were stockholders immediately prior to the Transaction continue to own beneficially, directly or indirectly, more than eighty percent (80%) of the then outstanding voting securities of the Company and the Subsidiary; or (l) any Person or group (as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of related Persons (other than Charterhouse Group International, Inc.) which is not an Affiliate of the Company or the Subsidiary as of the

Commencement Date shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Company or the Subsidiary.

                  1.8 "Person(s)" means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof.

         2. EMPLOYMENT. Subject to the terms and provisions set forth in this Agreement, the Company hereby employs the Executive during the Term of Employment as the President and Chief Executive Officer of the Company, agrees to use best efforts to cause the Executive to be a director of the Company at all times during the Term of Employment, and agrees to cause the Executive to be a director of the Subsidiary at all times during the Term of Employment and the Executive hereby accepts such employment.

         3. TERM OF EMPLOYMENT. The term of employment under this Agreement shall commence as of the date hereof, i.e., January 1, 1996 (the "Commencement Date") and, unless terminated earlier pursuant to the terms hereof, shall terminate on December 31, 1998 (the "Term of Employment").

         4. POSITIONS, RESPONSIBILITIES AND DUTIES.

                  4.1 POSITIONS. During the Term of Employment, the Executive shall be employed as, and the Company shall at all times cause the Executive to be, the President and Chief Executive Officer of (i) the Company; and (ii) all existing and future direct or indirect subsidiaries of the Company (for such period as they continue to be subsidiaries); provided however, that to the extent that the Company is required under the terms of an existing designer license (and any future designer license agreed to by the Executive) to create a separate subsidiary to conduct the business associated with such designer and to appoint a Chief Executive Officer and/or President employed as such on a full-time basis acceptable to that designer, the Executive is hereby granted the authority to select and replace such subsidiary's Chief Executive Officer and/or President, who shall report directly to and be under the supervision of the Executive or Executive's designees (it being further agreed that, subject to the right of replacement provided for in the preceding part of this Section 4.1, Daniel Gladstone shall be permitted to be Chief Executive Officer and/or President of Calvin Klein Jeanswear; provided that Executive shall be permitted to elect not to be President and Chief Executive Officer of any direct or indirect subsidiary of the Company). In addition to such positions, it is acknowledged that the Executive shall, if elected, serve as a director of each of the Company and the Subsidiary during the Term of Employment and be a member of the Board of Director Committees of each of the Company and the Subsidiary identified in
Schedule 4.1 hereto provided that insofar as the election of the Executive as a director of Designer Holdings Ltd., the Company's obligations shall be to use its best efforts to cause the Executive to be elected as a director provided further that the parties hereto confirm and agree that the Executive's not being elected as a director of Designer Holdings Ltd. constitutes Good Reason pursuant to Section 1.7(c) hereof. In such positions, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of director, President and Chief Executive Officer of a company including, but not limited to, those set forth in Schedule 4.1. In no event shall any other employee have duties, responsibilities and/or effective authority with respect to the Company or the Subsidiary that are equal to or greater than those of the Executive (it being acknowledged that directors, in their capacity as directors, shall have equal duties, responsibilities and authority). The Executive shall report solely and directly to the Board of Directors of the Company and the audit committee of the Company and all other officers and other employees of the Company and the Subsidiary and any other direct or indirect subsidiary of the Company shall report directly to the Executive or the Executive's designees. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation or contract of the Company or any Subsidiary.

                  4.2 DUTIES. During the Term of Employment, the Executive shall devote substantially all of Executive's business time, during normal business hours, to the business and affairs of the Company and the Subsidiary and the Executive shall use the Executive's best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of the Executive's duties and responsibilities hereunder, to (a) manage the Executive's personal, financial and legal affairs, and (b) subject to the Company's consent, which shall not be unreasonably withheld, serve on corporate, civic or charitable boards or committees.

         5.       COMPENSATION AND OTHER BENEFITS.

                  5.1 BASE SALARY. During the Term of Employment, the Executive shall receive a base salary of no less than $1,500,000 per annum ("Base Salary") payable in equal monthly installments. Such Base Salary shall be reviewed annually for increase (but not decrease) in the sole discretion of the Board. In conducting any such annual review, the Board shall take into account any change in the Executive's responsibilities, increases in the compensation of other executives of the Company or the Subsidiary or of competitors of either, the performance of the Executive and other pertinent factors. The increased Base Salary shall then constitute the "Base Salary" for purposes of this Agreement.

                  5.2 ANNUAL BONUS. With respect to 1996 (and in addition to the Base Salary), the Executive shall be entitled to receive an annual cash bonus payment (the "1996 Annual Bonus") equal to (i) the product of the applicable Bonus Rate listed below for 1996 and the consolidated Adjusted EBITDA for such fiscal year minus (ii) $2,000,000. For the purposes of this Section 5.2, "1996

EBITDA" shall mean (i) consolidated Adjusted EBITDA for the fiscal year ended December 31, 1996 minus (ii) the amount of the bonus that would be payable for the fiscal year ended December 31, 1996 pursuant to the preceding sentence if there was no deduction of $2,000,000 pursuant to clause (ii). For purposes of this Section 5.2, the 1996 "Bonus Rate" shall be determined as follows:

         1996 Adjusted EBITDA                 1996 Bonus Rate
         --------------------                 ---------------
         Under $50 million                    -0-
         $50 million - $60 million            2% of all Adjusted EBITDA
         Over $60 million                     3% of all Adjusted EBITDA

For purposes of illustration only, if the Consolidated Company were to have Adjusted EBITDA in 1996 of (a) $55 million, the Executive's 1996 Annual Bonus would be $-0- (i.e., $55 million times 2% - $2,000,000) or (b) $70 million, the Executive's 1996 Annual Bonus would be $100,000 (i.e., $70 million times 3% - $2,000,000). With respect to 1997 (and in addition to the Base Salary) the Executive shall be entitled to receive an annual cash bonus payment as follows: if the consolidated Adjusted EBITDA in 1997 ("1997 EBITDA") (a) is less than 110% of 1996 EBITDA, the Executive shall not receive any bonus; (b) is between 110% and 119.99% of 1996 EBITDA, the Executive shall receive a bonus of 2 1/2% of all 1997 EBITDA; (c) is between 120% and 124.99% of 1996 EBITDA, the Executive shall receive a bonus of 3.5% of all 1997 EBITDA; and (d) is 125% or more of 1996 EBITDA, the Executive shall receive a bonus of 4% of all 1997 EBITDA. With respect to 1998 (and in addition to the Base Salary) the Executive shall be entitled to receive an annual cash bonus payment as follows: if the consolidated Adjusted EBITDA in 1998 ("1998 EBITDA") (a) is less than 121% of 1996 EBITDA, the Executive shall not receive any bonus; (b) is between 121% and 143.99% of 1996 EBITDA, the Executive shall receive a bonus of 2 1/2% of all 1998 EBITDA; (c) is between 144% and 156.25% of 1996 EBITDA, the Executive shall receive a bonus of 3.5% of all 1998 EBITDA; and (d) is more than 156.25% 1996 EBITDA, the Executive shall receive a bonus of 4% of all 1998 EBITDA. "Annual Bonus" means the bonus paid or payable to the Executive in respect of each calendar year. Notwithstanding the foregoing, if during the Term of Employment (a) there occurs any material change in either the capitalization of the Company, or the indebtedness for borrowed money of the Company or both or
(b) the Company or the Subsidiary effect a material acquisition of any business, by merger, purchase of assets, stock purchase, a combination thereof, or otherwise, then the Executive and the Company will in good faith review the "bonus provisions" set forth above and negotiate in good faith to agree upon an adjustment in the "bonus provision" amounts set forth above which fairly takes account of the effects of such changed capitalization, change in borrowed money or acquisition, provided further that, except as expressly provided in Section
1.6 hereof respecting certain start up costs and expenses incurred in connection with certain license arrangements, the foregoing provisions of this sentence shall not apply to any license arrangements entered into by the Company, either as licensee or licensor. Any such adjustment shall become effective immediately upon agreement by the Company and the Executive as to such adjustment, which agreement shall be evidenced by a writing which shall constitute an amendment to this Agreement. To the extent that (a) any reduction in Adjusted EBITDA by reason of the deduction of the Annual Bonus pursuant to the next to last sentence in Section 1.6 hereof would reduce Adjusted EBITDA below a threshold provided for above (including, without limitation, any minimum threshold to receive any bonus) and (b) the Executive's Annual Bonus would be greater if the Executive's Annual Bonus is the difference between the Adjusted EBITDA prior to any such reduction for the Annual Bonus and such threshold, the Executive's Annual Bonus shall be such difference (by way of two examples only, (A) if (i) 1996 EBITDA is $65,000,000, (ii) the "minimum threshold" for 1997 is $71,500,000
(1.10 x 65,000,000), and (iii) the 1997 Adjusted EBITDA prior to the bonus calculation is $73,200,000, the Executive's Annual Bonus shall be $1,700,000; and (B) if (i) 1996 EBITDA is $65,000,000 and (ii) 1997 Adjusted EBITDA prior to the bonus calculation is $80,600,000, the

Executive's Annual Bonus for 1997 shall be $2,600,000, it being agreed that these two examples carry out the intent of the parties).

                  The Annual Bonus shall be paid to the Executive in cash as soon as practicable after the end of the fiscal year to which it relates, but in any event no later than one hundred five (105) calendar days after the end of such fiscal year (and, to the extent there is any disagreement as to the amount thereof, any amount acknowledged as payable by the Company shall be paid by such date).

                  5.3 INTENTIONALLY OMITTED.

                  5.4 INCENTIVE, RETIREMENT, AND SAVINGS PLANS. During the Term of Employment, the Executive shall be entitled to participate in all incentive, pension, retirement, savings and other employee benefit plans and programs maintained by the Company and/or the Subsidiary for the benefit of senior executives; provided however, that notwithstanding any other provisions of this
Section 5.4, the Executive shall not be entitled to receive incentive stock options, non-qualified stock options, stock appreciation rights or limited stock appreciation rights issued on or within one month after the Effective Date but shall be, at the discretion of the Board of the Company, eligible to receive any one or more of same at any time thereafter. The Company shall provide the Executive with benefits, taken as a whole, that are at least equal to those provided by the Company (including, the Subsidiary) to the Executive under the plans and programs in effect on the Commencement Date or, if more favorable to the Executive, as in effect any time thereafter; provided, however, that no reduction in levels of participation or benefits under any such plans or programs shall discriminate against the Executive as compared to all other senior executives of the Company or the Subsidiary. The Company (including the Subsidiary) hereby represents and warrants to the Executive that there are currently no duplication of benefits provided to the Executive. The Company (including the Subsidiary) agrees to meet with the Executive and jointly determine whether, in connection with any implementation of any new plans or other benefit arrangements of a type described in this Section 5.4 and in Section 5.5, any such benefit plans or other arrangements provide for benefits which are intended to be duplicative or non-duplicative, and document same in writing.

                  5.5 WELFARE BENEFIT PLANS. During the Term of Employment, the Executive, the Executive's spouse and their eligible dependents, if any, shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company and/or the Subsidiary, including, without limitation, all term life insurance, long term disability insurance, medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company (including the Subsidiary) shall provide, in the aggregate, substantially equivalent levels of participation and benefits as were available to the Executive on the Commencement Date or, if more favorable to the Executive, at the levels in effect any time thereafter; provided, however, that no reduction in levels of participation or benefits under any such plans or programs shall discriminate against the Executive as compared to all other senior executives of the Company or the Subsidiary. In addition to the above, the Company or the Subsidiary, during the Term of Employment, shall provide the Executive with term life insurance coverage through an individual policy, a group policy or a combination thereof, in an amount equal to $10,000,000. The Executive shall retain the right to select and change the beneficiary(ies) of such life insurance policy or policies. The Company, during the Term of Employment, shall also pay or cause the Subsidiary to pay to the Executive, within five (5) days after the execution of this Agreement (for calendar year 1996) and on each succeeding January 2, an annual amount which equals the actual annual cost, if any, of any special long-term disability insurance policy selected by the Executive, which policy (the "Special LTD Policy") provides payments to the Executive which, when added to any other payments made under disability insurance policies provided by the Company, provides the Executive until age 65 or until the Executive is no longer disabled, whichever occurs earlier, the greatest reasonable amount of disability insurance that can be purchased from time to time taking into consideration the cost of the premiums, but in any event not less than $30,000 per month (the "Disability Payments"); provided, however, to the extent that coverage provided for in the preceding part of this sentence is not obtained, it shall be the Company's obligation to pay to the Executive the difference between the Disability Payments provided for in the preceding part of this sentence and the amount paid pursuant to any one of the policies which in the aggregate provide for the payment of any lower amount.

                  5.6 KEY MAN LIFE INSURANCE. During the Term of Employment, the Company shall purchase, subject to the insurability of the Executive at rates reasonably comparable to those of other senior executives of similar age for the amount of insurance to be purchased, "key man" life insurance, providing a death benefit to the Company of no less than the amount payable to the Executive's estate in the event of his death on the Commencement Date or, at the levels in effect any time thereafter if greater (collectively, the "Key Man Insurance Policy"). In connection therewith, the Executive hereby authorizes the Company, at its sole cost and expense, to purchase and maintain upon the life of the Executive such insurance policy, and agrees to submit to such medical examinations, and to provide and/or consent to the release of such medical information, as may be necessary or desirable in order to secure the issuance thereof.

                  5.7 EXPENSE REIMBURSEMENT. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing the Executive's duties and responsibilities hereunder in accordance with the policies and procedures of the Company as in effect and actually applied immediately prior to the Commencement Date, or, if more favorable to the Executive, as in effect at any time thereafter with respect to the Executive or other executives of the Company or the Subsidiary. At the end of each fiscal year, the Executive and the Company shall in good faith reconcile any differences and disputes with respect to timing, right to reimbursement, reasonableness or documentation of any items of expense reimbursement, it being agreed that no dispute respecting any of the foregoing shall constitute a basis for either Executive or the Company (including the Subsidiary) terminating or attempting to terminate this Agreement.

                  5.8 VACATION AND FRINGE BENEFITS. During the Term of Employment, the Executive shall be entitled to such paid vacation, fringe benefits and perquisites as set forth in Schedule 5.8 or, if more favorable to the Executive, as provided by the Company or the Subsidiary at any time hereafter.

                  5.9 OFFICE AND SUPPORT STAFF. Unless the Executive otherwise agrees in writing, during the Term of Employment the Executive shall be entitled to executive secretarial and other administrative assistance of a type and to the extent, and to an office or offices (with furnishings and other appointments) of a type and size, at least equal to that provided to the Executive immediately prior to the Commencement Date or, if more favorable to the Executive, as is provided to any other employee of the Company or the Subsidiary at any time thereafter.

         6.       TERMINATION.

                  6.1 TERMINATION DUE TO DEATH OR DISABILITY. The Company or the Executive may terminate the Executive's employment hereunder due to Disability. In the event of the Executive's death or a termination of the Executive's employment by the Company due to Disability, the Executive, Executive's estate or Executive's legal representative, as the case may be, shall be entitled to:

                  (a) (i) in the case of death, (x) Base Salary continuation at the rate in effect (as provided for by Section 5.1 of this Agreement) on the Date of Termination for a period of three (3) months after the date of death, plus (y) a death benefit in an amount equal to $10,000,000 less any amounts paid pursuant to the group and/or individual life insurance policies referred to in Section 5.5 of this Agreement, and (ii) in the case of Disability, an amount equal to the maximum amount of disability income insurance the Company can reasonably obtain on behalf of the Executive after giving appropriate consideration to the cost thereof, but not less than $30,000 per month (less any payments received under the Special LTD Policy, if any, and any long-term disability plan or policy maintained by the Company) for so long as the Executive is subject to a Disability or until age 65, whichever occurs first;

                  (b) any Base Salary accrued or any Annual Bonus earned but not yet paid;

                  (c) a pro rata Annual Bonus for the calendar year in which death or Disability occurs (determined and payable in accordance with Section 5.2 of this Agreement);

                  (d) any deferred compensation not yet paid to the Executive (including, without limitation, interest or other credits on such deferred amounts) and any accrued vacation pay;

                  (e) reimbursement pursuant to Section 5.7 hereof or any other provision of this Agreement for expenses incurred but not yet paid prior to such death or Disability;

                  (f) in the case of death, any other compensation and benefits as may be provided in accordance with the terms and provision of any applicable plans and programs of the Company and/or the Subsidiary; and

                  (g) in the case of Disability, (i) continuation of the Executive's health and welfare benefits (as described in section 5.5 of this Agreement) at the level in effect (as provided for by Section 5.5) on the Date of Termination through the end of the three-year period following the termination of the Executive's employment due to Disability (or the Company shall provide the economic equivalent thereof), (ii) the Company will use commercially reasonably efforts to arrange for the Executive (x) to have the ability to maintain the Key Man Insurance Policy thereafter at the sole expense of the Executive and (y) to designate the beneficiaries thereof, and (iii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company and/or the Subsidiary.

         With respect to the deferred compensation arrangements referred to in Sections 6.1(d), 6.2(c) and 6.3(d), to the extent that such deferred compensation arrangements provide by their terms for any deferral of payments in the event of death or Disability, termination with Cause or termination without Cause or for Good Reason, such payments shall be deferred in accordance with such arrangements to the extent required by the type of termination of this Agreement. With respect to the other benefits referred to in Sections 6.1(f), 6.2(e) and 6.3(g), to the extent that such other benefit arrangements provide by their terms for any deferral of payments in the event of death or Disability, termination with Cause or termination without Cause or for Good Reason, such payments shall be deferred in accordance with such arrangements to the extent required by the type of termination of this Agreement.

                  6.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause as provided in this
Section 6.2; provided that no act or omission referred to in Section 1.3(b) hereof occurring prior to the Commencement Date shall constitute Cause. If the Company terminates the Executive's employment hereunder for Cause, the Executive shall be entitled to:

                  (a) the Executive's Base Salary at the rate in effect (as provided for by Section 5.1 of this Agreement) at the time of such termination through the Date of Termination;

                  (b) any Annual Bonus for the prior fiscal year not yet paid together with a pro-rata portion of the Annual Bonus for the calendar year in which termination occurs through the Date of Termination;

                  (c) any deferred compensation (including, without limitation, interest or other credit on such deferred amounts) and any accrued vacation pay;

                  (d) reimbursement pursuant to Section 5.7 hereof or any other provision of this Agreement for expenses incurred, but not yet paid prior to such termination of employment; and

                  (e) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Company and/or the Subsidiary.

                  In any case described in this Section 6.2, the Executive shall be given written notice, authorized (with Executive abstaining) by a vote of at least two thirds (2/3) of the members of the entire Board (excluding Executive), that the Company intends to terminate the Executive's employment for Cause. Such written notice, given in accordance with Section 6.6 of this Agreement, shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive's employment for Cause. The Executive shall be given the opportunity within ten (10) calendar days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act, and the Executive shall be given twenty (20) business days after such meeting to correct such act, acts or failure(s) to act, provided that the Executive shall not have the right to cure the acts described in Section 1.3(a) hereof. Upon failure of the Executive, within such latter twenty (20) business day period, to correct such act, acts or failure(s) to act, the Executive's employment by the Company shall automatically be terminated under this Section
6.2 for Cause as of the date determined in Section 1.4 of this Agreement.

                  6.3 TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON. The Company may terminate the Executive's employment hereunder without Cause and the Executive may terminate the Executive's employment hereunder for Good Reason. If the Company terminates the Executive's employment hereunder without Cause, other than due to death or Disability, or if the Executive terminates Executive's employment for Good Reason, the Executive shall be entitled to the following:

                  (a) A lump sum payment in an amount equal to Executive's highest annual Base Salary during the Term of Employment multiplied by
         2.99 (two hundred and ninety nine percent). Notwithstanding the foregoing (i) the maximum combined amounts payable to the Executive pursuant to this Section 6.3(a) and Section 6.3(b) is $9,000,000; and
         (ii) the Executive shall not be entitled to a payment pursuant to this
         Section 6.3(a) or Section 6.3(b) in connection with any event or other matter described in any of clauses (j), (k) or (l) of the definition of Good Reason unless (A) the Executive objects to the event or the matter described in any of such clauses (j), (k), or (l) and (B) the Executive terminates this Agreement.

                  (b) Subject to the provisions of Section 6.3(a), a lump sum payment in an amount equal to Executive's average annual bonus' paid or payable to the Executive with respect to the then immediately preceding three (3) fiscal years (determined in accordance with Section 6.9 hereof) multiplied by 2.99 (299%). Notwithstanding the previous sentence, if the payments pursuant to Sections 6.3(a), 6.3(b) and 6.3(c) together with any other payments considered to be parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended from time to time (the "Internal Revenue Code") or any successor provision shall cause the Executive to incur an excise tax pursuant to Section 4999 of the Internal Revenue Code (or any successor provision) or any similar tax, the payments payable pursuant to Section 6.3(a), this Section 6.3(b) and Section 6.3(c) shall be reduced to an amount which would not cause such excise or similar tax to be incurred.

                  (c) any Base Salary accrued or Annual Bonus earned but not yet paid as of the actual termination of this Agreement, and a pro rata Annual Bonus for the calendar year in which such termination occurs.

                  (d) any deferred compensation (including, without limitation, interest or other credits on the deferred amounts) and any accrued vacation pay;

                  (e) reimbursement pursuant to Section 5.7 hereof or any other provision of this Agreement for expenses incurred, but not paid prior to such termination of employment;

                  (f) continuation of the pre-existing benefits of the Executive, including, without limitation, health, welfare, life and any long-term disability insurance heretofore provided or otherwise generally provided to senior executives of the Company (including the Subsidiary), all at the level in effect (as provided for by Section 5.5 of this Agreement) on the Date of Termination through the end of the three (3) year period following such termination of employment (or the Company shall provide the economic equivalent thereof); and

                  (g) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans or programs of the Company and/or the Subsidiary.

                  If the Executive seeks to terminate the Executive's employment hereunder for Good Reason, the Company shall be given written notice that the Executive intends to terminate the Executive's employment for Good Reason. Such written notice, given in accordance with Section 6.6 of this Agreement, shall specify the particular act or acts, or failure(s) to act, which is or are the basis for the Executive's decision to so terminate the Executive's employment for Good Reason. The Company shall be given the opportunity within ten (10) calendar days of the receipt of such notice to meet with the Executive to defend such act or acts, or failure(s) to act, and the Company shall be given twenty
(20) business days after such meeting to correct such act, acts or failure(s) to act provided that the Company shall not have the right to correct the acts or failures to act specified in clauses (c) and (i) of the definition of Good Reason. Upon failure of the Company, within such latter twenty (20) business day period, to correct such act, acts or failure(s) to act, the Executive's employment by the Company shall automatically be terminated under this Section 6.3 for Good Reason as of the date of actual termination provided that the date of actual termination shall be ten (10) calendar days after receipt of the Executive's notice if the Company does not have the right to correct such act(s) or failure(s) to act.

                  6.4 INTENTIONALLY OMITTED.

                  6.5 NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts paid or payable the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

                  6.6 NOTICE OF TERMINATION. Any termination of the Executive by the Company or by the Executive for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section
15.3 of this Agreement (the "Notice of Termination"). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (c) if the termination date is other than the date of receipt of such notice, specify the date on which the Executive's employment is to be terminated (which date shall not be earlier than the date on which such notice is actually given).

                  6.7 PAYMENT. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 6, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination. If the amount of any payment due to the Executive cannot be finally determined within ninety (90) days after the Date of Termination (by way of example only, pro rata bonuses determined pursuant to

Section 6.10 hereof), such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than ninety (90) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

                  6.8 DISCLOSURE OF TERMINATION. Subject to the requirements of any Exchange on which securities of the Company may be listed or the securities laws, and except for terminations for Cause or the death or Disability of the Executive, any public disclosure of the termination of this Agreement by the Company shall be subject to prior review and approval by the Executive, which review and approval shall not be unreasonably withheld or delayed.

                  6.9 BONUS CALCULATIONS. Whenever reference is made herein, including in Article 5 or Article 6, to the Executive's highest Annual Bonus in a prior period or, average Annual Bonus over a three year period (including, without limitation, in Section 6.3 hereof) or a similar reference is made, such reference means (i) for the fiscal year 1996, the 1995 Annual Bonus (herein defined); and (ii) for the fiscal year 1997 (to the extent such reference refers to an average annual bonus of three years), the average of the 1995 Annual Bonus and the 1996 Annual Bonus. For the purposes of this Agreement, the 1995 Annual Bonus shall be deemed to be $3,350,000.

                  6.10 PRO RATA CALCULATIONS. For the purposes of this Article 6 (except Section 6.2(b)), all calculations of the Annual Bonus on a pro rata basis shall mean that the Annual Bonus shall be based on the bonus that would have been payable for the entire calendar year multiplied by a fraction, the numerator which is the number of days from January 1 in such year through the date of the termination of this Agreement and the denominator of which is 365.

                  7. INTENTIONALLY OMITTED.

                  8. NON-EXCLUSIVITY OF RIGHTS. Except as provided in Section
5.4 hereof, nothing in this Agreement or any other provision of this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided or maintained by the Company, the Subsidiary or any other Affiliate and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company, the Subsidiary or any Affiliate, including, without limitation, any change of control agreements or any stock option or restricted stock agreements. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company, the Subsidiary or any other Affiliate at or subsequent to the Date of Termination shall be payable in accordance with such plans or programs.

         9. FULL PERFORMANCE. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

         10. FEES AND EXPENSES. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall advance and pay all reasonable accounting and legal fees and expenses of the Executive, at the regular hourly rate charged by the accountants and attorneys of the Executive in connection with any such dispute (whether such dispute is litigated or arbitrated including, without limitation, in connection with claims that are settled) incurred by the Executive in pursuing or defending such claim. The Executive shall not have an obligation to repay any such advances to the Company except to the extent that a court of competent jurisdiction issues a final, nonappealable judgment ordering the Executive to reimburse the Company for a portion (or, if so ordered, all) of legal fees and expenses previously advanced by the Company, based upon such court's determination of what is reasonable under all applicable facts and circumstances including which party prevailed on each of the issues disputed. The Company shall in addition pay or reimburse the

Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement and the matters related thereto.

         11. CONFIDENTIAL INFORMATION; NON-COMPETITION. The Executive shall not, during the Term of Employment and thereafter, without the prior express written consent of the Company or the Subsidiary, disclose any confidential information, knowledge or data relating to the Company, the Subsidiary or any other Affiliate and their respective businesses, which (a) was obtained by the Executive in the course of the Executive's employment with the Company, and (b) which is not information, knowledge or data otherwise in the public domain (other than by reason of a breach of this provision by the Executive), unless required to do so by a court of law or equity or by a governmental agency or other authority. If the Executive voluntarily elects to terminate the Executive's employment hereunder without Good Reason, then the Executive shall not, without the express prior written consent of the Company, for the lesser of (i) the remaining Term of Employment had his employment continued or (ii) the twenty four (24) month period following the Date of Termination (the latest possible date being December 31, 1998), engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a five percent (5%) equity interest) or in any other corporate or representative capacity, if it involves engaging in, or rendering services or advice pertaining to, any lines of business the Company or the Subsidiary was actively conducting on the Date of Termination provided that it is acknowledged and agreed that the expiration of Executive's employment hereunder on December 31, 1998 shall not constitute a voluntary termination by the Executive hereunder. The obligation of the Executive to abide by the restrictions set forth in the preceding sentence is not conditioned upon the Company's making any payments in respect of the non-competition obligations provided for in this Section 11 provided that the preceding provisions of this sentence shall not in manner lessen any of the Company's obligations to the Executive. If the Company shall institute any action or proceeding to enforce the provisions of this Section 11, or shall file any claim in any proceeding to enforce such provisions, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and waives the requirement that the Company post a bond in securing equitable relief, and the Executive shall not contend in any such action or proceeding the claim or defense that an adequate remedy at law exists. Without limiting the generality of Section 15.5 hereof, to the extent any provision of this Section 11 is not valid or enforceable in whole same shall be enforced to the maximum extent permitted by law. Without limiting Section 9 hereof, in no event shall an asserted violation of this Section 11 constitute a basis for delaying or withholding the payment of any amounts otherwise payable to the Executive under this Agreement.

         12. SUCCESSORS.

                  12.1 THE EXECUTIVE. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate, heirs, beneficiaries and/or legal representatives.

                  12.2 THE COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor to all or substantially all of the business and/or assets of the Company or the Subsidiary, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

         13. INDEMNIFICATION.

                  13.1 GENERAL. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a director or officer of the Company, the Subsidiary and/or any other Affiliate or is or was serving at the request of the Company, the Subsidiary and/or any other Affiliate as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company and/or the Subsidiary to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses (as hereinafter defined in Section 13.2) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of Executive's heirs, executors and administrators.

                  13.2 EXPENSES. As used in this Article, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, reasonable attorneys' fees, reasonable accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under this Agreement.

                  13.3 ENFORCEMENT. If a claim or request under this Article is not paid by the Company or the Subsidiary, or on their behalf, within fifteen
(15) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. The burden of proving that the Executive is not entitled to indemnification for any reason shall be upon the Company.

                  13.4 SUBROGATION. In the event of payment under this Article, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

                  13.5 PARTIAL INDEMNIFICATION. If the Executive is entitled under any provision of this Article to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company or the Subsidiary shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

                  13.6 ADVANCES OF EXPENSES. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company or the Subsidiary in advance upon request of the Executive that the Company pay such Expenses, provided that prior to such advance the Executive shall provide the Company and/or the Subsidiary with a written undertaking to repay such advances to the Company and/or the Subsidiary if it shall ultimately be determined that he is not entitled to be indemnified as authorized under Section 145 of the Delaware General Corporation Law.

                  13.7 NOTICE OF CLAIM. The Executive shall give to the Company notice of any claim made against the Executive for which indemnity will or could be sought under this Article. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive's power and at such times and places as are convenient for the Executive.

                  13.8 DEFENSE OF CLAIM. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

                           13.8.1 The Company will be entitled to participate
therein at its own expense; and

                           13.8.2 Except as otherwise provided below, to the
extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense of the Executive, with counsel satisfactory to the Executive. The Executive also shall have the right to employ the Executive's own counsel in such action, suit or Proceeding and the reasonable fees and expenses of such counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or Proceeding brought by or on behalf of the Company or the Subsidiary or as to which the Executive shall have concluded that there may be a conflict of interest between the Company or the Subsidiary and the Executive in the conduct of the defense of such action.

                           13.8.3 The Company shall not be liable to indemnify
the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Executive without Executive's written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

                  13.9 NON-EXCLUSIVITY. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 13 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company or the Subsidiary, agreement, vote of stockholders or disinterested directors or otherwise.

                  13.10 DIRECTORS AND OFFICERS LIABILITY POLICY. The Company agrees to use commercially reasonable efforts to obtain or cause the Subsidiary to obtain a directors and officers liability insurance policy covering the Executive in an amount and in accordance with terms no less favorable than that policy in effect upon the Commencement Date. The Company shall use its commercially reasonable efforts to maintain during the Term of Employment (and for so long thereafter as is practicable in the circumstances taking account of prevailing conditions as to availability of such insurance) coverage to the Executive in an amount at least equal to that maintained immediately prior to the Commencement Date.

         14. EFFECTIVENESS. This Agreement shall become effective upon the occurrence of all of the following (the "Effective Date)" (a) the effective date of registration of any class of securities of the Company (the "Registration Statement Effective Date"); (b) that certain Investment Agreement dated as of August 4, 1994, among the Executive, the Company and others having terminated and being of no further force or effect (and the Company shall cause each Person which is a party to each such agreement to terminate same) and that certain Limited Liability Company Agreement dated as of August 4, 1994 among the Executive, the Company and others having been amended and restated in a manner satisfactory to the Executive together with a satisfactory amendment and restatement of the Limited Liability Certificate; (c) the execution and delivery of a Registration Rights Agreement in favor of the Executive regarding the securities of the Company he beneficially owns in form and substance reasonably satisfactory to the Executive; and (d) the composition of the Board of Directors of each of the Company and the Subsidiary, and the certificate of incorporation and by-laws of each of the Company and the Subsidiary, being satisfactory to the Executive on the Registration Statement Effective Date. Once effective, this Agreement shall be given full force and effect and be binding upon the parties as of January 1, 1996 (including, without limitation, as to the calculation of the bonus provided for in Section 5.2 hereof).

         15. MISCELLANEOUS.

                  15.1 APPLICABLE LAW. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

                  15.2 AMENDMENTS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  15.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:           Arnold H. Simon
                                         1385 Broadway, Suite 305
                                         New York, New York 10018

          and to:                        Arnold H. Simon
                                         29 Burning Hollow Road
                                         Saddle River, New Jersey  07458

          with a copy to:                Sills Cummis Zuckerman Radin Tischman
                                          Epstein & Gross, P.A.
                                         1 Riverfront Plaza
                                         Newark, New Jersey 07102
                                         Attention:  Steven E. Gross, Esq.

          If to the Company:             Designer Holdings, Ltd.
                                         Calvin Klein Jeanswear Company
                                         1385 Broadway, Suite 305
                                         New York, New York 10018
                                         Attention:  Secretary
          with a copy to:                Designer Holdings, Ltd.
                                         Calvin Klein Jeanswear Company
                                         1385 Broadway, Suite 305
                                         New York, New York 10018
                                         Attention:  General Counsel

                                         Skadden, Arps, Slate, Meagher & Flom
                                         919 Third Avenue
                                         New York, New York 10022
                                         Attention:  Mark N. Kaplan, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

                  15.4 WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

                  15.5 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

                  15.6 CAPTIONS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  15.7 BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of the Executive's incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive's beneficiary(ies), estate or other legal representative(s).

                  15.8 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

                  15.9 REPRESENTATION. Each party to this Agreement represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable laws or regulations.

                  15.10 SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

                  15.11 JOINT AND SEVERAL OBLIGATIONS. Anything to the contrary notwithstanding in this Agreement, all of the monetary and non-monetary obligations of the Company in this Agreement shall be and are the joint and several obligations of the Company and the Subsidiary.

                  15.12 JOINT EFFORTS/COUNTERPARTS. Preparation of this Agreement shall be deemed to be joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company and the Subsidiary have caused this Agreement to be executed in their respective names on their respective behalves, and their respective corporate seals to be hereunto affixed and attested by their respective Secretaries, all as of the day and year first above written.

Attest:                                   DESIGNER HOLDINGS, LTD.

                                          By:
- -------------------------------              ----------------------------------
           , Secretary                    Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------

Attest:                                   CALVIN KLEIN JEANSWEAR COMPANY

                                          By:
- -------------------------------              ----------------------------------
           , Secretary                    Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------


                                          --------------------------------------
                                              Arnold H. Simon, individually

Schedules :  4.1 and 5.8

                                  SCHEDULE 4.1

A.  EXECUTIVE'S MEMBERSHIP ON COMPANY AND SUBSIDIARY BOARD OF DIRECTORS
      COMMITTEES

    EXECUTIVE COMMITTEE
    Member

    FINANCE COMMITTEE
    Member

    NOMINATING COMMITTEE (IF ANY)
    Member

    COMPENSATION COMMITTEE
    Ex-officio Member

B.  EXECUTIVE'S PRIMARY RESPONSIBILITIES

    -        Overall responsibility for Company operations
    -        Acquisitions and dispositions
    -        Hiring and termination of employees
    - Setting executive and other employee compensation (subject, however, to the decisions of the Compensation Committee)
    -        Setting the location of the Company's principal executive offices
    -        Relationships with designers
    - Other similar general management decisions affecting Company operations

                                  SCHEDULE 5.8

                         PERQUISITES AND FRINGE BENEFITS

- -        Use of Mercedes-Benz or automobile of similar status and driver selected by the Executive

- -        Payment/Reimbursement to the Executive for private aircraft paid for by the Executive based on the full price first class airplane ticket for the Executive and each other person that is traveling on an aircraft on business for the Company or any of its subsidiaries for which the Company or the Subsidiary does not otherwise pay for

- -        Reasonable financial consulting including tax preparation

- -        Health club privileges and annual physical examination

- -        Four (4) weeks of paid vacation for each calendar year, to be taken cumulatively

- -        Access at reasonable times to a suitable apartment in New York City to be purchased or leased by the Company in its discretion (and if leased the Company shall not be required to pay a monthly rental of more than $3,500 for 1996, annually increased thereafter by reasonable increases).